GMO Trust
FYE 2/29/08
Annual Expense Ratios

Fund Name	Class 3	Class 4	Class 5	Class 6

Alpha Only		0.54%
Alternative Asset Opportunity Fund	0.60%
Core Plus Bond Fund		0.36%
Domestic Bond Fund				0.16%
Emerging Countries Fund	1.11%
Emerging Country Debt Fund	1.31%	1.27%
Emerging Markets Fund				1.00%
Emerging Markets Opportunities Fund				0.61%
International Bond Fund	0.40%
International Core Equity Fund				0.44%
International Growth Equity Fund		0.61%
International Intrinsic Value Fund		0.63%
Short-Duration Investment Fund	0.20%
Special Situations Fund				0.43%
Strategic Fixed Income Fund				0.29%
U.S. Core Equity Fund				0.37%
U.S. Growth Fund	0.46%
U.S. Quality Equity Fund				0.39%
U.S. Small Cap Growth Fund	0.46%
U.S. Small Cap Value Fund	0.46%
World Opportunity Overlay Fund	0.07%